EXHIBIT 99.1

RockTenn Announces Two-for-One Stock Split

NORCROSS, Ga., July 28, 2014 (GLOBE NEWSWIRE) -- RockTenn (NYSE:RKT) today announced that its Board of Directors has authorized a two-for-one stock split of its Class A common stock, par value $0.01 per share ("Common Stock"), to be effected through a 100% stock dividend.

Shareholders of record as of August 12, 2014, will receive one additional share of Common Stock for each share they hold on that date. The distribution date for the stock split, or the date new shares will be distributed from the Company's transfer agent, Computershare Trust Company, N.A., will be August 27, 2014. This stock split will not change the proportionate interest that a shareholder maintains in the company. Following the stock split, RockTenn's outstanding common shares will increase to approximately 143 million shares.

About RockTenn

RockTenn (NYSE:RKT) is one of North America's leading providers of packaging solutions and manufacturers of containerboard and paperboard. RockTenn's 26,000 employees are committed to exceeding their customers' expectations - every time. The company operates locations in the United States, Canada, Mexico, Chile and Argentina. For more information, visit www.rocktenn.com

RockTenn
Investors:
John Stakel, 678-291-7901
Senior Vice President-Treasurer
jstakel@rocktenn.com

Media:
Robin Keegan, 770-326-8245
Director, Corporate Communications
rokeegan@rocktenn.com